Exhibit 16.2

August 20, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 8, 2007 of NMT Medical, Inc. and are in agreement with the statements contained in the first, second and third paragraphs in Item 4.01.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP